1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Teams with
Pershing LLC and the Depository Trust & Clearing Corporation

SANTA ANA, Calif. (July 06, 2011) – Grubb & Ellis Healthcare REIT II announced today that it has become the first non-traded real estate investment trust to network both qualified and non-qualified investor accounts to the Depository Trust & Clearing Corporation’s Alternative Investment Products service via Pershing LLC’s platform.

The AIP service links global market participants, including broker-dealers, fund managers, administrators and custodians, providing an end-to-end processing solution for alternative investments such as hedge funds, funds of funds, private equity, non-traded REITs and limited partnerships.

“Grubb & Ellis Healthcare REIT II is committed to adopting the best practices and the finest available technology to benefit our investors, their advisors and our broker-dealer partners,” said Jeff Hanson, chairman and chief executive officer. “Our participation in DTCC’s AIP service via Pershing’s platform is a huge step forward for our company and for the entire non-traded REIT industry, allowing advisors to more efficiently provide and service their client’s alternative investment needs.”

Traditionally, alternative investments have been handled through hard copy, fax, email, phone calls and spreadsheets. This lack of automation and centralization prolongs the transaction process, making these methods inefficient and expensive. Leveraging DTCC’s infrastructure, the AIP service will eventually streamline, automate and centralize all the processes related to trade order initiation, money settlement and post-trade reporting, bringing significant operational efficiencies and transparency to the alternative investments community while facilitating market growth.

“We are very pleased to continue our relationship with Grubb & Ellis Healthcare REIT II,” said Ann Bergin, DTCC managing director and general manager, Wealth Management Services. “Including both qualified and non-qualified Pershing accounts on a unified platform such as AIP signals a significant advancement for the non-traded REIT market and illustrates the confidence the market has in AIP’s ability to bring efficiency, scalability and reduced risk to the alternatives market.”

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to whether the company’s participation in the Depository Trust & Clearing Corporation’s Alternative Investment Products service via Pershing LLC’s platform will be beneficial to the company and its stockholders; whether such service will allow advisors to more efficiently provide and service their client’s alternative investment needs; and whether such service will bring more automation, reduced costs, increased transparency and operational efficiencies in a manner that benefits the company and its stockholders. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to technologically integrate our internal system with Depository Trust & Clearing Corporation’s Alternative Investment Products service via Pershing LLC’s platform, our ability to maintain this service for our stockholders and potential investors; our ability to retain or hire new personnel familiar with providing and maintaining the service; uncertainties regarding Pershing LLC’s platform and continued ability to offer the service to the alternative investment market, including our company; uncertainties relating to changes in general economic and real estate conditions; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.

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